Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-185554 on Form S- 8 of our report dated March 25, 2013, relating to the consolidated financial statements and financial statement schedule, appearing in this Annual Report on Form 10-K of Planet Payment, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 25, 2013